FORM 8-K

Current Report

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 25, 2008

(date of earliest event reported)

Commission File Number 1-5109

TODD SHIPYARDS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of

incorporation or organization)

91-1506719

(I.R.S. Employer Identification No.)

1801- 16th AVENUE SW, SEATTLE, WASHINGTON 98134-1089

(Street address of principal executive offices - Zip Code)

Registrant's telephone number: (206) 623-1635

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Todd Shipyards Corporation announced today that its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific" or the "Company") has been awarded a contract with the United States Coast Guard ("Coast Guard") to continue to provide long-term maintenance of Polar Class icebreakers. The contract consists of multiple contract options for dockside maintenance availabilities and drydocking maintenance availabilities for the POLAR STAR (WAGB-10) and POLAR SEA (WAGB-11). The availabilities, and their companion planning options, extend through the last dockside availability ending August 2013, and the last drydocking availability ending September 2013. The work to be performed includes availability planning and generalized ship maintenance, and repairs as needed, with emphasis on propulsion and deck machinery work. The Company expects to team with the Coast Guard to identify the appropriate best value work scope and technical solutions for reliability and service life improvements.

Todd Pacific's work will be performed under a cost plus incentive fee contract. This is the second iteration of this contract as Todd Pacific has performed similar work for the Coast Guard during the contract period March 2004 through February 2009. The notional value of all options, if exercised by the Coast Guard, is approximately $29 million. There is no assurance that all options will be exercised, in whole or in part.

(c) Exhibits

99.1 - Todd Shipyards Press Release dated February 26, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 26, 2009.

/s/ Michael G. Marsh

By: Michael G. Marsh

On Behalf of the Registrant as

Secretary and General Counsel